UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 15, 2005
Eagle Materials Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-12984	75-2520779

(Commission File Number)	(IRS Employer Identification No.)
3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219

(Address of Principal Executive Offices) (Zip Code)
(214) 432-2000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     The description set forth below is qualified in its entirety by the full text of the document to which it refers, which document is filed herewith.
Item 1.01. Entry into a Material Definitive Agreement
     On November 15, 2005, Eagle Materials Inc., a Delaware corporation (the “Company”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the note purchasers described therein (the “Purchasers”) providing for the sale by the Company and the purchase by the Purchasers of $200 million of senior, unsecured notes issued by the Company, designated as Series 2005A Senior Notes (the “Notes”) in a private placement transaction. The Notes were sold at par on November 15, 2005 and were issued in three tranches: Tranche A, Tranche B, and Tranche C. Of the $200 million of Notes sold by the Company pursuant to the Note Purchase Agreement, $40 million were in Tranche A which have a maturity date of November 15, 2012 and bear interest at a rate of 5.25% per annum, $80 million were in Tranche B which have a maturity date of November 15, 2015 and bear interest at a rate of 5.38% per annum, and $80 million were in Tranche C which have a maturity date of November 15, 2017 and bear interest at a rate of 5.48% per annum. Interest for each tranche of Notes is payable semi-annually on the 15th day of May and the 15th day of November of each year until all principal is paid for the respective tranche.
     The Company’s obligations under the Note Purchase Agreement and the Notes rank pari passu in right of payment with all other senior, unsecured debt of the Company, including the Company’s debt under its 5-year, $350 million senior unsecured revolving credit facility entered into on December 16, 2004 (the “Bank Credit Facility”).
     The Note Purchase Agreement contains customary restrictive covenants, including covenants that place limits on the Company’s ability to encumber its assets, to incur additional debt, to sell Company assets, or to merge or consolidate with third parties.
     The Note Purchase Agreement also contains a financial covenant requiring that the Company’s ratio of consolidated debt to consolidated EBITDA may not exceed 3.50 to 1.00, on a rolling four quarter basis. Additionally, under the Note Purchase Agreement, the Company must not permit the aggregate amount of priority debt of the Company to exceed 20% of the consolidated net worth of the Company at the end of any fiscal quarter. Priority debt is defined as all unsecured debt of the Company’s subsidiaries (but excluding certain types of debt) and all debt of the Company and its subsidiaries secured by liens (but excluding debt secured by certain permitted liens).
     Pursuant to a Subsidiary Guaranty Agreement, substantially all of the Company’s subsidiaries have guaranteed the punctual payment of all principal, interest, and Make-Whole Amount (as defined below) on the Notes and the other payment and performance obligations of the Company contained in the Notes and in the Note Purchase Agreement.
     The Company is permitted, at its option, to prepay from time to time at least 10% of the original aggregate principal amount of the Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a Make-Whole Amount. The “Make-Whole Amount” is computed by discounting the remaining scheduled payments of interest and principal of the Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of U.S. treasury securities having a maturity equal to the remaining average life of the Notes being prepaid.
     The Company used a portion of the proceeds from the issuance of the Notes to repay all money borrowed under the Bank Credit Facility (which remains outstanding for future borrowings). The remainder of the proceeds will be used for general corporate purposes including capital projects.
     The Note Purchase Agreement is being filed with this Current Report on Form 8-K as Exhibit 10.1.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 1.01 above. The description in Item 1.01 above is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
10.1	Note Purchase Agreement dated as of November 15, 2005 among Eagle Materials Inc. and the Purchasers named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EAGLE MATERIALS INC.
By:	/s/ Arthur R. Zunker, Jr.
Arthur R. Zunker, Jr.
Senior Vice President and Treasurer

Date: November 17, 2005

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Note Purchase Agreement dated as of November 15, 2005 among Eagle Materials Inc. and the Purchasers named therein